Exhibit 5.1

[Letterhead of White & Case LLP]

September 16, 2019

Newmont Goldcorp Corporation

Newmont USA Limited

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as New York counsel to Newmont Goldcorp Corporation, a Delaware corporation (the “Company”), and Newmont USA Limited, a Delaware corporation (the “Guarantor”), in connection with the issuance of $700 million aggregate principal amount of 2.800% the Company’s Senior Notes due 2029 (the “Notes”), and the guarantees of the Notes (the “Guarantees”) by the Guarantor, under an indenture, dated as of September 18, 2009, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as supplemented by the third supplemental indenture thereto (the indenture, as so supplemented, the “Indenture”), dated September 16, 2019, among the Company, the Guarantor and the Trustee and pursuant to a Registration Statement on Form S-3ASR (File No. 333-227483) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2018, a Prospectus, dated September 21, 2018, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated September 5, 2019, relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and an Underwriting Agreement dated September 5, 2019 (the “Underwriting Agreement”) among the Company and the Guarantor on the one hand, and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), on the other hand.

In connection with the opinion expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of corporate records, agreements, documents, and other instruments, matter of law, proceedings and such certificates or comparable documents of public officials and of officers and representatives of the Company, including: (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the Notes, (vi) the Guarantees, (vii) the Underwriting Agreement, (viii) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company, (ix) such certificates of officers of the Guarantor, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Guarantor, and (x) such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth, and have made such inquiries of such officers and representatives as we have deemed necessary as a basis for the opinions set forth in this opinion letter. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents and the accuracy and completeness of all public records examined by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company and the Guarantor and documents furnished to us by the Company and the Guarantor and representations by the Company and the Guarantor without independent investigation or verification of any kind.

In making our examination of documents executed by parties other than the Company and the Guarantor, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will be effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Company will issue and deliver the Notes and the Guarantor will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing the Company to issue, offer and sell the Notes have been adopted by the Company’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Notes are offered or sold by the Company; (v) the resolutions authorizing the Guarantor to issue, offer and sell the Guarantees have been adopted by the Guarantor’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Guarantees are offered or sold by the Guarantor, and (vi) all the Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Company and the Guarantor.

Newmont Goldcorp Corporation

Newmont USA Limited

September 16, 2019

We have further assumed that the Notes and Guarantees will be delivered by the Company and the Guarantor in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that when the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, (i) the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Company and the Guarantor is subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we become aware, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

LS: DJ: EG: AD-S:CL